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                                                                     EXHIBIT 4.6

                           CERTIFICATE OF AMENDMENT
                                      OF
                          CERTIFICATE OF DESIGNATION
                                      OF
                                AMEDISYS, INC.


        Amedisys, Inc. (the "Corporation"), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that:

1. The Corporation filed a Certificate of Designation on December 31, 1997 (the "Certificate of Designation") setting forth the rights of a series of preferred stock designated as Series A Preferred Stock.

2. The Amendment to the Corporation's Certificate of Designation set forth below was duly adopted in accordance with the provisions of Sections 242 and 228 of the DGCL.

3. The Certificate of Designation is hereby amended as follows:

   (i) Section 3(a) of the Certificate of Designation is amended by deleting the second sentence of such Section in its entirety and inserting in lieu thereof the following:

               "The initial Conversion Price is equal to $3.00
                 ("Initial Conversion Price")."

   (ii) Section 4 of the Certificate of Designation is amended by deleting the first sentence of such Section in its entirety and inserting in lieu thereof the following:

               "The Series A shall be automatically converted into
                 shares of Common Stock at such time as the average of the closing sale price of the Common Stock as listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the New York Stock Exchange ("NYSE"), the American Stock Exchange ("ASE") or wherever the Company's common stock then trades, is at least $6.25 for fifteen (15) consecutive trading days."

   (iii) Section 5(e) of the Certificate of Designation is amended by deleting such Section in its entirety and inserting in lieu thereof the following:

               "Intentionally Omitted".

IN WITNESS WHEREOF, Amedisys, Inc. has caused this Certificate to be executed
by                   , its authorized officer on this      day of           ,
1999.

                                        By:
                                           --------------------------------
                                        Title:


        I certify that               , personally known to me to be the same
person whose name is subscribed to the foregoing instrument, this day
personally appeared before me as the                    , of Amedisys, Inc.,
and he acknowledged that he has executed the foregoing instrument fully and voluntarily on behalf of Amedisys, Inc. for the use and purpose therein expressed.

        Sworn to and subscribed before me this        day of             , 1999.


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